Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Aviv REIT, Inc. for the registration of common stock, preferred stock, warrants, rights, and units of Aviv REIT, Inc., debt securities of Aviv Healthcare Properties Limited Partnership (the “Partnership”) and Aviv Healthcare Capital Corporation, and guarantees of debt securities by Aviv REIT, Inc. and certain other direct and indirect subsidiaries of the Partnership and to the incorporation by reference therein of our report dated February 26, 2013, except for Notes 1, 2, 8, 9, and 17 as to which the date is March 11, 2013, with respect to the consolidated financial statements and schedules of Aviv REIT, Inc. and Subsidiaries, and our report dated February 26, 2013, except for Notes 1, 2, 8, and 9 as to which the date is March 11, 2013, and except for Note 17 as to which the date is October 31, 2013, with respect to the consolidated financial statements and schedules of Aviv Healthcare Properties Limited Partnership and Subsidiaries, included in their Current Report (Form 8-K) dated October 31, 2013, filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

December 6, 2013